UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	July 27, 2020

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	NAVB	NYSE American

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2020, Navidea Biopharmaceuticals, Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Jed A. Latkin, the Company’s current Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.

The new Employment Agreement includes substantially similar terms and conditions as Mr. Latkin’s prior employment agreement, which is replaced and superseded by the new agreement.

The new Employment Agreement has an ongoing term (the “Term”) that ends upon the termination of Mr. Latkin’s employment. During the Term, Mr. Latkin will receive an annual base salary of $490,000, payable in regular installments in accordance with the Company’s normal payroll practices. Mr. Latkin will also be entitled to an annual bonus of up to 75% of his annual base salary, based on achievement of annual target performance goals established by the Compensation, Nominating and Governance Committee. In the event that the market capitalization of the Company at the end of a calendar year during the Term is at least $250,000,000, then the Compensation, Nominating and Governance Committee of the Board may at its sole discretion increase the annual bonus amount.

The Employment Agreement also provides that on the date that the Company files its Form 10-Q for the quarter ended June 30, 2020, the Board will grant Mr. Latkin (i) an option to purchase 100,000 shares of the Company’s common stock (the “Stock Option”), and (ii) a restricted stock award covering 50,000 shares of the Company’s common stock (the “Restricted Shares”), in each case on and subject to the terms of the Company’s 2014 Stock Incentive Plan and the Company’s standard form of award agreement to be executed by Mr. Latkin. The Stock Option will have an exercise price per share equal to the closing price of the underlying option shares on the date of grant. The Stock Option and the Restricted Shares will vest in equal annual installments on each of July 1, 2021, 2022, and 2023 subject to Mr. Latkin’s continued employment.

If the Company terminates Mr. Latkin’s employment without Cause or if he terminates his employment for Good Reason (each as defined in the Employment Agreement), in either case other than in connection with a change in control, Mr. Latkin shall be paid as severance (i) his continued base salary, as in effect at the time of termination, payable through the Severance Period (as defined in the Employment Agreement as 12 months, plus an additional 2 months for every fully completed year of service), and (ii) his unpaid annual bonus, if any, earned for the year he was terminated, prorated to the date of termination. In addition, following termination all unvested stock options and restricted shares held by Mr. Latkin will vest immediately, and any vested stock options will remain exercisable for the Severance Period (as defined in the Employment Agreement).

If the Company terminates Mr. Latkin’s employment without Cause or if he terminates his employment for Good Reason, in either case within 6 months after a change in control, Mr. Latkin shall be paid as severance (i) his continued base salary, as in effect at the time of termination, payable through the Severance Period, (ii) a bonus equal to (x) 1 year of base salary, plus an additional 2 months of base salary for every fully completed year of service, and (y) 1 year of his target bonus opportunity, plus an additional 2 months of prorated target bonus for every fully completed year of service, and (iii) his unpaid annual bonus, if any, earned for the year he was terminated, prorated to the date of termination. In addition, following termination all unvested stock options and restricted shares held by Mr. Latkin will vest immediately, and any vested stock options will remain exercisable for the Severance Period (as defined in the Employment Agreement).

The Employment Agreement also contains customary non-competition and non-solicitation covenants that bind Mr. Latkin during the Term and for a period of one year thereafter. He must also sign a release of claims in favor of the Company to receive the severance benefits described above.

The preceding description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
10.1	Employment Agreement, effective July 27, 2020, by and between Navidea Biopharmaceuticals, Inc. and Jed A. Latkin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.
Date: July 31, 2020	By:	/s/ Jed A. Latkin
Jed A. Latkin, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer